Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333- 212571
September 1, 2016

Press Release

For Immediate Release	Press Contacts:

Andrew Smith

+1 212 412 7521

andrew.x.smith@barclays.com

Barclays announces reduction in investor fees on BCM ETNs

Notice regarding reduction in investor fees of the iPath® Pure Beta Broad Commodity Exchange Traded Notes

New York, September 1, 2016 – Barclays Bank PLC (“Barclays”) today announced a reduction in the investor fee rate applicable to the iPath® Pure Beta Broad Commodity Exchange Traded Notes (the “ETNs”). The ETNs currently trade on the NYSE Arca stock exchange under the ticker symbol “BCM”.

The investor fee rate applicable to the ETNs is being reduced by 0.15% per year. The change is effective from September 1, 2016.

On each calendar day until and including August 31, 2016, the investor fee rate of the ETN was 0.75% per year. For the period beginning on, but excluding, August 31, 2016 and until maturity or early redemption of the ETNs, the investor fee rate of the ETN will be 0.60% per year. The investor fee is calculated and subtracted from the closing indicative value of the ETNs on a daily basis in a manner such that the net effect of the fee accumulates over time and is subtracted from the closing indicative value at the per annum investor fee rate.

In addition, the ETNs incur a futures execution cost of 0.10% per year. There is no change to the futures execution cost.

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

Press Release

For Immediate Release	Press Contacts:

Andrew Smith

+1 212 412 7521

andrew.x.smith@barclays.com

An investment in iPath ETNs involves significant risks and may not be suitable for all investors. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. For more information on risks associated with the ETNs, please see “Selected Risk Considerations” below and the risk factors included in the relevant prospectus.

For further information, please contact the Barclays ETN desk at 1-212-528-7990.

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Selected Risk Considerations

An investment in the iPath ETNs described herein (the “ETNs”) involves risks, including possible loss of principal, and may not be suitable for all investors. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement.

You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

Press Release

For Immediate Release	Press Contacts:

Andrew Smith

+1 212 412 7521

andrew.x.smith@barclays.com

protection.

Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.

Issuer Redemption: If specified in the applicable prospectus, Barclays Bank PLC will have the right to redeem or “call” a series of ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity.

Barclays Pure Beta Series 2 Methodology: The Barclays Pure Beta Series 2 Methodology seeks to mitigate distortions in the commodities markets associated with investment flows and supply and demand distortions.  However, there is no guarantee that the Pure Beta Series 2 Methodology will succeed in these objectives and an investment in the ETNs linked to indices using this methodology may underperform compared to an investment in a traditional commodity index linked to the same commodities.

Market and Volatility Risk: The prices of physical commodities, including the commodities underlying the index components, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions. Additionally, the market value of the ETNs may be influenced by many unpredictable factors including changes in supply and demand relationships, governmental policies and economic events.

A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

Press Release

For Immediate Release	Press Contacts:

Andrew Smith

+1 212 412 7521

andrew.x.smith@barclays.com

market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs.

No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs.

Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement.

Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 212-528-7990, or you may request a copy from any other dealer participating in the offering.

The ETNs may be sold throughout the day on the exchange through your brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs.

The Barclays Pure Beta Commodity Indices are trademarks of Barclays Bank PLC.

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

Press Release

For Immediate Release	Press Contacts:

Andrew Smith

+1 212 412 7521

andrew.x.smith@barclays.com

© 2016 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays